Exhibit 10.6

Exhibit Includes Redactions

Certain information identified with brackets ([$***]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

CONFIDENTIAL

SUPERIOR GROUP OF COMPANIES, INC.

PERFORMANCE SHARES AGREEMENT

THIS PERFORMANCE SHARES AWARD (”Agreement”), dated July 1, 2021 (the “Date of Grant”), is granted by Superior Group of Companies, Inc., a Florida corporation (the “Company”) to Philip Koosed (the “Grantee”) pursuant to the Company’s 2013 Incentive Stock and Awards Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to them in the Plan.

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its shareholders for its officers and other key employees to obtain or increase their stock ownership interest in the Company so that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries as an officer or other key employee and has been selected by the Board of Directors of the Company, directly or acting through its Compensation Committee (the “Committee”), to receive a Performance Shares award;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Grantee, the Company and the Grantee hereby agree as follows:

1.    GRANT

(a)    Number of Performance Shares. Subject to the terms and conditions of this Agreement and the Plan, the Company grants to the Grantee an Award of 51,419 Performance Shares (as defined in the Plan) subject to vesting under Section 2(a) (the “Performance Shares”).

(b)    Performance Shares. Each Performance Share is a bookkeeping entry that records the equivalent of one Share. Upon the vesting of the Performance Shares as provided in Section 2, the vested Performance Shares will be settled as provided in Section 3.

2.    VESTING

(a)    Vesting of Performance Shares.

(i)    Fifty percent (50%) of the Performance Shares shall vest on December 31, 2026 (the “Vesting Date”), but if, and only if, (x) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Vesting Date, and (y) the Cumulative Pre-Tax Hybrid Income (as defined below) equals $[***];

(ii)    One hundred percent (100%) of the Performance Shares shall vest on the Vesting Date, but if, and only if, (x) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Vesting Date, and (y) the Cumulative Pre-Tax Hybrid Income (as defined below) equals or exceeds $[***];

(iii)    A prorated amount between fifty percent (50%) and one hundred percent (100%) of the Performance Shares shall vest on the Vesting Date, but if, and only if, (x) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Vesting Date, and (y) the Cumulative Pre-Tax Hybrid Income is between $[***] and $[***]; with the number of Performance Shares becoming vested determined by linear interpolation for achievement of a Cumulative Pre-Tax Hybrid Income between the two amounts; and

(iv)    No Performance Shares shall vest if the Cumulative Pre-Tax Hybrid Income is less than $[***] and no additional Performance Shares in excess of one hundred percent (100%) of the Performance Shares shall vest if the Cumulative Pre-Tax Hybrid Income is more than $[***]. In no event shall the total number of Performance Shares that vest exceed the number of Performance Shares calculated pursuant to Section 1(a).

(v)    Notwithstanding anything to the contrary in Section 2(a), if Grantee is terminated without Cause (as defined in Grantee’s Employment Agreement with the Company, effective as of July 1, 2021 (the “Employment Agreement”)) or resigns with Good Reason (as defined in the Employment Agreement) (each, an “Involuntary Termination”) at any time after the third (3rd) anniversary of the Date of Grant but prior to the Vesting Date (“Involuntary Termination Date”), the Company shall grant to Grantee an Award equal to a prorated amount of the Performance Shares (“Stub Period Performance Shares”), with the amount of the Stub Period Performance Shares to be granted determined according to the following process: (1) determine the amount of time Grantee was employed by the Company since the Date of Grant as a fraction of the amount of time from Date of Grant through the Vesting Date (i.e., solve for the number of full months employed from Date of Grant through the date of termination/60) (the “Stub Period”), (2) multiply the Performance Shares by the Stub Period to determine the maximum amount of Stub Period Performance Shares for which Grantee is potentially eligible to receive, (3) multiply each of $[***] and $[***] by the Stub Period to obtain the prorated minimum and maximum Cumulative Pre-Tax Hybrid Income amounts that are relevant to the Stub Period Performance Shares determination (“Stub Period Minimum” and “Stub Period Maximum”, respectively), (4) determine the Cumulative Pre-Tax Hybrid Income for the Stub Period (“Stub Period Income”), (5) determine the amount of Stub Period Performance Shares to be awarded as follows:

i.

Fifty percent (50%) of the Stub Period Performance Shares shall vest on the Involuntary Termination Date, but if, and only if, (x) an Involuntary Termination occurs, (y) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Involuntary Termination Date, and (z) the Stub Period Income equals the Stub Period Minimum;

ii.

One hundred percent (100%) of the Stub Period Performance Shares shall vest on the Involuntary Termination Date, but if, and only if, (x) an Involuntary Termination occurs, (y) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Involuntary Termination Date, and (z) the Stub Period Income equals or exceeds the Stub Period Maximum;

iii.

A prorated amount of the Stub Period Performance Shares shall vest on the Involuntary Termination Date, but if, and only if, (x) an Involuntary Termination occurs, (y) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until the Involuntary Termination Date, and (z) the Stub Period Income is between the Stub Period Minimum and the Stub Period Maximum; and

iv.

No Stub Period Performance Shares shall vest if the Stub Period Income is less than the Stub Period Minimum and no additional Stub Period Performance Shares in excess of one hundred percent (100%) of the Stub Period Performance Shares shall vest if the Stub Period Income is more than the Stub Period Maximum. In no event shall the total number of Stub Period Performance Shares that vest exceed the number of Stub Period Performance Shares calculated pursuant to Section 2(a)(v).

(b)    Change of Control. Notwithstanding anything to the contrary in this Agreement, if a Change of Control of the Company occurs prior to the Vesting Date, then all of the Performance Shares shall immediately vest.

(c)    Definitions.

(i)“    Pre-Tax Hybrid Income” means the Company’s EBITDA for the applicable calendar year. For purposes of this calculation, the Company’s pre-tax income shall be calculated in accordance with accounting principles generally accepted in the United States of America, based upon the Company’s financial statements.

(ii)“    Cumulative Pre-Tax Hybrid Income” means the sum of the Company’s Pre-Tax Hybrid Income for the calendar years 2022, 2023, 2024, 2025, and 2026.

3.    SETTLEMENT

The Company shall settle all vested Performance Shares on a date selected by the Company in its sole discretion (the “Settlement Date”), but in no event later than thirty (30) days after the date on which such Performance Shares become vested. On the Settlement Date, the vested Performance Shares shall be settled by issuing and delivering to the Grantee one Share for each vested Performance Share, and the Company shall enter the Grantee’s name on the books of the Company as the shareholder of record with respect thereto. Upon such issuance, each settled Performance Share shall be cancelled.

4.    RESTRICTIONS

(a)    No Transfer. Except as otherwise provided in the Plan, the Performance Shares granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; provided, that if the Grantee dies after the Vesting Date but prior to the Settlement Date, the vested Performance Shares shall be transferable by will or the laws of descent and distribution. The Company has the right, by notice to the Grantee, to cause the Performance Shares to be forfeited effective as of the date of the prohibited transfer or purported prohibited transfer thereof. In addition, the Grantee acknowledges that any Shares issued upon settlement of the Performance Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed without (i) an effective registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to such shares, or (ii) an opinion of counsel presented to the Company and satisfactory to the Company to the effect that the proposed disposition of such shares by the Grantee may lawfully be made otherwise than pursuant to an effective registration statement or post-effective amendment to a registration statement. Any prohibited transfer will be null and avoid ab initio and will be invalid and ineffective as to the Company, and the Company shall not be required (i) to transfer on its books any Performance Shares, or any shares issued upon settlement thereof, which shall have been sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of any such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so sold, assigned, transferred, pledged, or hypothecated.

(b)    No Rights of a Shareholder. The Grantee shall not have any of the rights or privileges of a shareholder (including the right to vote or receive dividends) or otherwise be deemed the holder of the Shares underlying the Performance Shares for any purpose, and nothing in this Agreement shall be construed to confer upon the Grantee any of the rights, privileges or obligations of a shareholder of the Company, unless and until Common Stock is actually issued to and held of record by the Grantee upon settlement of the Performance Shares under this Agreement.

5.    FORFEITURE; TERMINATION OF EMPLOYMENT

(a)    Forfeiture of Unvested Performance Shares. If the Grantee’s employment with the Company and its subsidiaries terminates for any reason prior to the third (3rd) anniversary of the Date of Grant (including by reason of death, disability, retirement, resignation for any reason or termination by the Company or one of its subsidiaries for any reason (whether with or without cause)), then all of the Performance Shares shall be forfeited to the Company under Section 5(c) simultaneously with the employment termination. If, under the terms of Section 2, any of the Performance Shares do not vest based on the performance of the Company, such Performance Shares shall be forfeited to the Company under Section 5(c) as of the Vesting Date.

(b)         Leave of Absence. In addition, if the Grantee takes a military, sick leave or other bona fide leave of absence from the Company and its subsidiaries, and the period of such leave exceeds 3 months, the Grantee will be considered to have terminated employment from the Company and its subsidiaries for purposes hereof on the later of (i) the first day immediately following such 3-month period, or (ii) the last day that the Grantee’s right to reemployment following the end of such leave is guaranteed by law or contract with the Company or a subsidiary.

(c)         Effect of Forfeiture. If Performance Shares are forfeited, then, effective as of the time of forfeiture, such Performance Shares shall be automatically and immediately cancelled and forfeited to the Company and shall no longer be outstanding, without payment of any consideration by the Company and without the need for notice from or any further action by the Company, and neither the Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further right, title or interest in or to such forfeited Performance Shares or the benefits of ownership thereof.

6.    RESTRICTIVE COVENANTS

(a)    Restrictive Covenants. The Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and the other Company Parties, that the Grantee will be allowed and given access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Parties.  Grantee agrees to comply with all of the terms, provisions and restrictions set forth in this Section of this Agreement (the “Restrictive Covenants”). Grantee confirms that the Restrictive Covenants are valid and legally binding obligations of Grantee and are enforceable against Grantee in accordance with their terms. Grantee acknowledges and agrees that the Restrictive Covenants are reasonable as to time, geographic area, and scope of activities to be restricted, and that such promises do not impose a greater restraint on Grantee than is necessary to protect the goodwill, Confidential Information, customer and employee relations, and other legitimate business interests of the Company and the other Company Parties. Grantee also acknowledges and agrees that any violation of the Restrictive Covenants would bestow an unfair competitive advantage upon any person or entity which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the Company and other Company Parties. Grantee specifically acknowledges that, but for his or her agreement to be bound by the Restrictive Covenants, the Company would not have granted the Award to Grantee. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Grantee and any Company Party.

(b)    Restrictive Covenants - Definitions. In this Agreement, the following terms shall have the meanings defined below. Terms may be used in the singular or plural.

i.“    Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

ii.“    Business” means the business of (i) designing, manufacturing, and marketing of employee uniforms, image apparel, scrubs, patient apparel, and personal protective equipment (PPE), (ii) designing, manufacturing, marketing, selling and distributing promotional products, gifts to a third party’s employees and/or customers, point of sale (POS), point of purchase (POP), accessories, and related goods and services, including product sourcing, ideation, quality control, (iii) global logistics related to (i) and/or (ii), and (iv) the provision of business process and contact center outsourced solutions. For clarity, the Business includes all sourcing of products for customers, whether through distribution or direct supply arrangements.

iii.“    Company Parties” means the Company and any of its direct or indirect parents, subsidiaries, and/or Affiliates, and any of their successors or assigns.

iv.“    Confidential Information” means all data or information that is related to the Company or the Business (including any data or information that relates to or results from any historical or projected financial results or financial information, products, services, vendors, customers or research or development of any Company Party), regardless of whether it constitutes a “trade secret” under applicable common law or statute, is labeled or identified as “confidential” or is now existing or to be developed in the future, in any form of medium, that was disclosed to Grantee or became known by Grantee as a consequence of, or through, Grantee’s employment with the Company, Original BAMKO, or BAMKO, LLC (“BAMKO”) and/or Grantee’s affiliation with the Company, Original BAMKO, or BAMKO (including information conceived, originated, discovered, or developed in whole or in part by Grantee, including while he was employed by Original BAMKO), having value to the Company, not generally known to competitors of the Company, and about the Company Parties’ business, finances, operating results, products, processes, and services, including, but not limited to, (i) information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, financial records, the documentation thereof, and similar information, (ii) confidential information of Original BAMKO and its subsidiaries that was acquired by BAMKO from Original BAMKO under the Purchase Agreement, (iii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Parties’ current, former or prospective employees, suppliers, distributors, customers, customer prospects, independent contractors and other business relations and their confidential information, (iv) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, records, reports, manuals, documentation, models, data and data bases relating thereto, (v) proprietary software, (vi)  innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings and all similar or related information (whether or not patentable and whether or not reduced to practice), (vii) copyrightable works, and (viii) intellectual property of every kind and description; provided, however, that Confidential Information shall not mean data or information (x) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Grantee without authorization from the Company; (y) which has been independently developed and disclosed by others not in breach of a confidentiality obligation, or (z) which has otherwise entered the public domain through lawful means and through no fault of Grantee. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to any Company Party’s current or potential business or operations, and (2) is not generally or publicly known. Notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), Grantee understands and acknowledges that he shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

v.“    Person” means any individual, association (incorporated or unincorporated), corporation, partnership (of any designation - limited partnership, general partnership, limited liability partnership, or otherwise), limited liability company, trust, or any other entity or organization, public or private, including a governmental entity.

vi.“    Prohibited Term” means the period commencing on the Effective Date and ending two (2) years after Grantee’s termination or resignation of employment for any reason.

vii.“    Purchase Agreement” means the agreement between BAMKO, LLC, Original BAMKO, Grantee and all the other shareholders of Original BAMKO by which BAMKO, LLC acquired substantially all of the assets owned or used by BAMKO, Inc., a California corporation, which is now named PEKMA, Inc. (“Original BAMKO”).

viii.“    Territory” means such geographic area in which Employee is working, worked, and/or over which Employee has or had managerial responsibility during Employee’s employment with the Company, including, but not limited to, the United States of America and Canada.

(c)    Confidentiality.

i.    Grantee warrants and agrees that he will not at any time reproduce, use, distribute, disclose, publish, misappropriate, or otherwise disseminate any Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Grantee, either during the term of Grantee’s employment or engagement by the Company or thereafter, except when such disclosure or use is directly related to and required by Grantee’s performance of duties assigned by the Company.

ii.    Grantee will safeguard all Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Grantee. Grantee will safeguard all documents and things that contain or embody Confidential Information, including but not limited to Confidential Information stored in an electronic format on any Company computer or personal computer owned or used by Grantee.

iii.    Grantee will not, in any communication, including but not limited to with the media, social media, prospective or actual employers, current and former employees of Company Parties, and current and prospective suppliers, vendors, business partners or customers, make any derogatory, disparaging, or critical statement, orally, written, or otherwise, against any Company Party.

(d)    Return of Documents. Upon termination of Grantee’s employment with the Company for any reason, Grantee will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and copies of work made for hire, including all electronic copies of Confidential Information, or other tangible property of any Company Party, whether prepared by Grantee or others, then in Grantee’s possession or under Grantee’s control.

(e)    Non-Solicitation.

i.    Employees. During the Prohibited Term, unless Grantee receives express written consent from the Company, Grantee shall not, directly or indirectly, solicit, recruit, induce or attempt to solicit, recruit, or induce any then current or former employee, of a Company Party to leave the employ of, any Company Party; provided however, that the restrictions set forth in this Section 6(e) shall apply only to employees with whom Grantee had business contact during the last twenty-four (24) months as of the date of Grantee’s employment termination.

ii.    Contractors. During the Prohibited Term, unless Grantee receives express written consent from the Company, Grantee shall not, directly or indirectly, solicit, recruit, or induce any independent contractor of the Company to cease performing services for the Company or reduce the amount or quality of the services performed for the Company, other than in response to general solicitations not targeted to such independent contractors.

iii.    Customers. During the Prohibited Term, unless Grantee receives express written consent from the Company, Grantee shall not, directly or indirectly, on behalf of any person or business other than the Company, solicit business from any customer or customer prospect of the Company Parties, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Business; provided, however, the restrictions set forth in this Section 6(e)(iii) shall apply only to customers or prospects of the Company, or representatives of the same, with which Grantee had Material Contact during the last twenty-four (24) months immediately prior to the date of Grantee's employment termination. “Material Contact” means contact between Grantee and each customer or customer prospect: (i) with whom or which Grantee dealt on behalf of the Company; (ii) whose dealings with the Company were directly or indirectly coordinated or supervised by Grantee; (iii) about whom Grantee obtained Confidential Information in the course of Grantee's employment for the Company; and/or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in revenue to the Company or compensation, commissions, or earnings for Grantee within two years prior to the date of Grantee's termination.

(f)    RESTRICTIONS ON COMPETITION. During the Prohibited Term, unless performed for or provided on behalf of a Company Party, and unless Employee receives express written consent from the Chief Executive Officer of Superior Group of Companies, Inc., Employee shall not (a) directly or indirectly, in the Territory, provide the same or similar duties that Employee performed on behalf of a Company Party within the two years prior to the cessation of Employee’s employment for any person or business which competes with a Company Party in the Business, (b) directly or indirectly provide the same or similar duties that Employee performed on behalf of a Company Party related to any customer or customer prospect of a Company Party on whose account Employee worked and/or over which Employee had managerial responsibility within the two years prior to the cessation of Employee’s employment for any person or business which competes with a Company Party in the Business, and/or (c) directly or indirectly, own, control, manage, or participate in the ownership, control, or management of any business (whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity lender, employee, consultant, sales representative, or otherwise) which competes with a Company Party in the Business within the Territory, however, notwithstanding the foregoing, Employee shall not be prohibited from owning, as a passive investment, not more than 1.0% of the capital stock of any corporation that competes with a Company Party in the Business that is traded on a national securities exchange so long as neither Employee nor any family member of Employee has active participation in the business of such corporation.

(g)    Duty Of Loyalty. While employed by the Company, Grantee agrees that he will not engage in or deal with any activities, products, or services that are competitive with the Company Parties’ activities, products, business, or services, and that Grantee will not usurp any Company Parties business opportunity, without the express prior written consent of the Company. Grantee further agrees to faithfully render Grantee’s services to the Company and to devote Grantee’s best efforts, ability, skill, and attention, in good faith, to the Company’s business while employed by the Company.

(h)    Notice to Future Employers. Grantee agrees to provide to any subsequent, anticipated, and/or contemplated employer an executed copy of this Agreement and to provide written notice to the Company of such event occurring and a copy of the correspondence between Grantee and such employer (or a written summary, if the contact was oral) within two (2) business days after such event. These requirements shall cease only after the expiration of the Prohibited Term and/or required by law expire. During the Prohibited Term, Grantee authorizes the Company to provide an executed copy of this Agreement to third parties, including but not limited to, Grantee’s subsequent, anticipated, and/or contemplated future employers.

(i)    Assignability. All of Grantee’s obligations under this Section 6 of the Agreement shall be binding upon Grantee’s heirs, assigns, and legal representatives. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company, its Affiliates and each of their respective successors and assigns. The Company shall have the right to assign this Agreement to any Company Party or to any successor or assignee of all or substantially all of the business or assets of the Company. This Agreement is personal to Grantee, and he shall not have the right to assign this Agreement without the express written consent of the Company, and any attempted assignment in violation thereof shall be invalid and ineffective against the Company.

(j)    Obligations Survive Termination Of Employment. Any termination of Grantee’s employment with the Company shall not impair or relieve Grantee of his obligations hereunder that otherwise survive the termination of this Agreement pursuant to their respective terms or by their nature.

(k)    Severability. The Parties believe that the restrictions and covenants in this Agreement are, under the circumstances, reasonable and enforceable. However, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall, for any reason under the law as it shall then be construed, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other restriction, covenant, or provision of this Agreement. In such an instance, this Agreement shall be construed as if such invalid, illegal, or unenforceable restriction, covenant, or provision had never been contained herein. Additionally, if any one or more of the restrictions, covenants, or provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(l)    Compliance with Restrictive Covenants. In the event of a breach or threatened breach by Grantee of any of the Restrictive Covenants, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, require the Grantee (a) to return all Shares previously issued to the Grantee in settlement of any vested Performance Shares; and (b) to pay to the Company the full value of any consideration received for any Shares issued in settlement of Performance Shares that were previously sold by the Grantee or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of such Shares). The Company also shall be entitled to an injunction restraining Grantee from such breach or threatened breach in Court or arbitration. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Grantee. In the event that the Company should seek an injunction, Grantee waives any requirements that the Company post a bond or any other security (if permitted by applicable law).

(m)    Independent Covenants. The Restrictive Covenants are intended by each Party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the Parties, and the existence of any claim or cause of action of Grantee or any of his affiliates (including Original BAMKO) against the Company or any Company Party, whether predicated on this Agreement, the Purchase Agreement or any other agreement between Grantee and a Company Party, shall not constitute a defense to the enforcement by the Company of such covenants. Further, Grantee acknowledges that he is also bound by restrictive covenants in the Purchase Agreement, which were agreed to by Grantee as a material inducement to BAMKO to enter into Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement. The Parties agree that the restrictive covenants in the Purchase Agreement are separate, independent of, and in addition to the restrictive covenants in this Agreement, and nothing in this Agreement shall be interpreted as modifying, replacing, terminating, or otherwise affecting the enforceability of the restrictive covenants in the Purchase Agreement, which remain in full force and effect in accordance with their terms.

(n)    Blue-Pencil; Modification; Enforcement. If a court holds that the duration, scope or area restrictions in any of the Restrictive Covenants are unenforceable, the maximum duration, scope or area enforceable shall be substituted. Because Grantee’s services are unique and Grantee has access to Confidential Information, in the event of a breach or a threatened breach by Grantee of any of the Restrictive Covenants, the Parties acknowledge and agree that the Company and other Company Parties would suffer irreparable and continuing harm for which money damages would be an inadequate remedy. Accordingly, in addition and supplementary to all other rights and remedies that may be available, the Company Parties shall be entitled to specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement (without posting a bond or security, if permitted by applicable law, and without proof of monetary damages or an inadequate remedy at law). In addition, (i) the Prohibited Term shall be tolled until the activity causing a breach of any of the Restrictive Covenants has been stopped, and (ii) the Company Parties shall be entitled to recover from Grantee all profit Grantee gains from such breach or violation in addition to any damages that the Company Parties suffer. Grantee acknowledges and agrees that the Company Parties may exercise any of the foregoing remedies concurrently, independently or successively.

7.    TAX WITHHOLDING

The Grantee shall make appropriate arrangements with the Company, in accordance with the Plan and in a manner deemed satisfactory to the Committee, to provide for the withholding or payment of the amount that the Company considers necessary to satisfy its withholding obligations upon the grant, vesting, lapse or settlement of the Performance Shares. The Grantee may satisfy any tax withholding obligation of the Company arising from settlement of this Award, in whole or in part, by paying such tax obligation in cash or by check made payable to the Company, or by electing to have the Company withhold shares of Common Stock having a Fair Market Value on the date of settlement equal to the amount required to be withheld, subject to such rules as the Committee may adopt. In any event, the Company reserves the right to withhold from any compensation otherwise payable to the Grantee such amount as the Company determines is necessary to satisfy the Company’s tax withholding obligations arising from this Award.

8.    AMENDMENT OR MODIFICATION

Except as provided otherwise herein, no term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought; provided, however, that this Agreement may be amended, modified, supplemented or cancelled without the Grantee’s consent in accordance with the terms of the Plan.

9.    LIMITED INTEREST

(a)    No Right to Employment. The grant of this Award shall not confer on the Grantee any right to continue as an employee, nor interfere in any way with the right of the Company or any subsidiary to terminate the Grantee at any time.

(b)    Capital Structure. The grant of this Award shall not affect in any way the right or power of the Company or any of its subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any subsidiary’s capital structure or its business, or any merger, consolidation or business combination of the Company or any subsidiary, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Common Stock or the rights of the holders of Common Stock, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of its assets or business or any other Company or subsidiary act or proceeding, whether of a similar character or otherwise.

10.    GOVERNING LAW; PLAN

This Agreement shall be governed by the internal laws of the state of Florida as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any legal action or proceeding with respect to the Plan or the Performance Shares may only be brought and determined in a court sitting in the County of Hillsborough, or the Federal District Court for the Middle District of Florida sitting in the County of Hillsborough, in the State of Florida. The Company may require that the action or proceeding be determined in a bench trial.

ALL PARTIES ACKNOWLEDGE THAT THIS PERFORMANCE SHARES AWARD IS GRANTED UNDER AND PURSUANT TO THE PLAN, WHICH SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE GRANTEE. ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS PERFORMANCE SHARES AGREEMENT SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.

11.    SEVERABILITY

If any provision of this agreement is or becomes or is deemed to be invalid, illegal or unenforceable, or would disqualify this Award under any law the Committee deems applicable, then such provision will be construed or deemed amended to conform to the applicable law, or if the Committee determines that the provision cannot be construed or deemed amended without materially altering the intent of this agreement, then the provision will be stricken and the remainder of this agreement will remain in full force and effect.

12.    SECTION 409A

The Performance Shares are intended to be exempt from or compliant with Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”). If the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of any Performance Shares upon the Grantee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier to occur of (a) the date that is six (6) months following Employee’s separation from service and (b) Employee’s death.

13.    COUNTERPARTS

This agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement all as of the day and date first above written.

SUPERIOR GROUP OF COMPANIES, INC.

/s/ Michael Benstock___________________

By:          Michael Benstock

                Chief Executive Officer

/s/ Philip Koosed

Philip Koosed

(Grantee)